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                                                                    EXHIBIT 99.1

[ITXC LOGO]

PRESS RELEASE
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Edward B. Jordan, CFO
1.609.750.3302
ir@itxc.com

MEDIA CONTACT:
Cynthia Artin
1.609.750.3202
cartin@itxc.com

               ITXC REPORTS THIRD QUARTER REVENUE of $70 MILLION;
                     BOARD AUTHORIZES STOCK BUYBACK PROGRAM

October 23, 2002 -- Princeton, New Jersey -- ITXC Corp. (NASDAQ: ITXC) reported record revenue of $70 million for the third quarter of 2002, an increase of 51% from the same quarter of 2001 and a sequential increase of 6% from the previous quarter in 2002. ITXC also announced its board of directors has authorized a stock repurchase program for up to $10 million.

The Company's net loss for the third quarter of 2002 was $8.8 million. This compared to a net loss for the third quarter of 2001 of $20.3 million, after giving effect to $5.8 million of impairment of intangibles and $3.4 million of restructuring charges, and a net loss of $5.8 million for the second quarter of 2002.

The Company's net loss per share was $0.19 for the third quarter of 2002, as compared to a net loss per share of $0.45 for the third quarter of 2001 and a $0.12 net loss per share in the second quarter of 2002.

The Company reported gross profit for the third quarter of 2002 of $5.5 million, as compared to $4.0 million in the third quarter of 2001. Gross profit in the second quarter of 2002 was $7.8 million.

These results are in line with the Company's announcement on September 17, 2002 that it expected to report single digit percentage sequential revenue growth from the second quarter to the third quarter of 2002, that gross margin would be lower and loss per share higher in the third quarter than in the second, and that margin and profit results will be below analyst expectations. First Call consensus for the third quarter of 2002 was a net loss per share of $0.14.

The Company ended the quarter with over $113 million of cash, cash equivalents and marketable securities and only $3.2 million of debt, related to capital leases. The

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Company's strong cash position enables it to support the stock buyback program while maintaining a cash cushion. As of September 30, 2002, ITXC had approximately 46 million shares outstanding.

Chairman Evslin's Comments

"Despite a disappointing quarter, the Company ended the period with a strong balance sheet and ample cash," said ITXC Chairman and CEO Tom Evslin. "While we are unhappy with our short-term results, we continue to believe that industry turmoil, even on the massive scale we've all witnessed, presents more opportunities than threats to ITXC in the long-term. We intend to use our strong balance sheet to grow our business while competitors are forced to shrink, and to buy back some of our own shares in order to enhance shareholder value.

"The quarter was affected both by external events and by our own failure to execute on several objectives," Evslin continued. "It will take both a look at other carriers' results and at the effectiveness of corrective actions to completely separate long- from short-term effects.

"The WorldCom collapse sent enormous shockwaves through the industry. Given its scale and complexity, it didn't follow all the patterns we learned from prior bankruptcies in the industry. Carriers continue to make routing decisions based partly on maintaining an offsetting traffic flow with WorldCom entities. We ourselves chose to sacrifice some margin by routing offsetting traffic to WorldCom to balance traffic we have received from them since their bankruptcy. As a result of all of these factors, and general uncertainty during the period, we continued to grow revenue, but broke our string of 10 quarters of increasing positive gross margin.

"Our credit policies during the quarter were conservative - possibly too conservative. We believe we can now afford to selectively change our credit policies as the industry continues to restructure. There are well-run companies emerging from the wreckage of the industry. This change will allow us to benefit from their success.

"There were bright spots in the quarter:

"We have simplified our network to eliminate the need for circuit-switches in new installations. This technical advance improves quality while lowering required capital costs and operational complexity.

"We are growing the absolute amount and percentage of our traffic that originates from places other than the international hub cities of New York, Los Angeles, and London.

"We have made good progress in providing higher-quality and higher-margined products directly to those who serve the retail market.

"Our momentum in India grew steadily. India traffic started later than we had forecast; however, once it actually got underway, traffic ramped quickly. We continue to add and expand relationships with key players in this market and to support the acceleration of deregulation and competition in India and other developing countries.


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"Growth in the next year, we believe, will come increasingly from serving those who are gaining minutes including newly licensed carriers, local and national carriers, the calling card industry worldwide, and wireless carriers. We are adding sales people and increasing our concentration on selling directly to retail carriers and to carriers whose traffic originates outside the major telecom hubs. We expect this to result in an increase of approximately $1 million in sales and marketing costs in the fourth quarter."

Some Facts, Figures and Accomplishments

     o Minutes of use grew in the third quarter of 2002 to 838 million, up from 566 million minutes in the third quarter a year ago and 778 million minutes in the second quarter of 2002;

     o In September the Company announced it had achieved a 5 billion minute milestone;

     o At the end of the quarter ITXC served 173 countries. This is up from 160 countries at the end of the previous quarter;

     o The Company announced contracts with VSNL, India's largest and incumbent telecommunications service provider; DataAccess, a competitive carrier also headquartered in India; Telecom Colombia with whom ITXC signed an interconnect agreement; and Italy's Albacom, now connected to ITXC.net(R) for international call origination and termination services; and,

     o The Company was also named the "Fastest Growing Technology Company in North America" on the 2002 Deloitte & Touche Technology Fast 500 list.


Future Guidance

ITXC expects:

     o To have capital expenditures for calendar year 2002 at the low end of the range of $25 to $30 million previously forecast;
     o To generate revenues at the low end of the range of between $270 and $300 million for calendar year 2002 previously forecast;
     o To have restructuring charges of $150,000 each quarter until we find a lessor for our Beaverton, Oregon facility;
     o To have ample cash, cash equivalents and marketable securities for the current business plan;
     o To first be cash flow and EPS positive in the first half of 2004. This date has been pushed back from 2003 due to industry uncertainty which has not ended as quickly as the Company thought it would; and,
     o Prior to becoming cash flow positive, the Company's cash is not expected to fall below $60 million even if the full $10 million authorized for the stock buyback announced today is spent and in the absence of any other significant corporate transactions.


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As stated above, the Company no longer uses circuit switches in new deployments.
The Company is planning to evaluate existing installations to see if these installations can be similarly simplified to benefit customers. The results of the evaluation may require the Company to write off up to $3 million of existing capital equipment in future quarters. If switches are removed from existing installations, they will not require replacement.

Notes on the Stock Buyback Program

Any purchases under ITXC's stock repurchase program may be made from time-to-time either in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice.

                                       ###

About ITXC:
ITXC Corp. is one of the leading international carriers based on minutes of Voice and Fax traffic carried. The Company is a wholesaler selling only to carriers and other resellers. In the US all major carriers including RBOCs are ITXC customers. Worldwide, ITXC is a key supplier to both incumbent and newly competitive fixed-line and mobile carriers.


Proprietary and patented ITXC technology has made it possible for the Company to build a carrier-grade call completion network spanning the globe in just five years. Because this network, ITXC.net, uses the Internet as its backbone, ITXC carrier customers achieve low rates and fast deployment, while ITXC has been able to grow to a leading global carrier with no net debt. ITXC customers and suppliers appreciate the fact that the Company's balance sheet is as strong as it is simple.


ITXC carries phone calls around the world over ITXC.net, the Company's global network, for all of the major U.S. carriers including RBOCs, many non-U.S. incumbent carriers such as China Telecom, PLDT, Telkom South Africa, Telenor, and Telia, emerging and existing competitive carriers worldwide, as well as a growing number of mobile carriers including China Mobile, the world's largest mobile carrier.

For more information about ITXC, please visit www.itxc.com.

Forward looking statements: ITXC has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning ITXC's business, operations and financial condition. "Forward-looking statements" consist of all non-historical information, including the statements under the caption "Future Guidance" and the references in this press release to future revenue, margin and expense, future EBITDA and profitability, future SG&A expenses, future cash flows, progress toward profitability, anticipated cash position, capital expenditures, ITXC's plans for future periods, anticipated creditworthiness within the industry and future non-cash compensation expense charges. In addition, the words "could", "expects", "anticipates", "objective", "plan", "may affect", "may depend", "believes", "estimates", "projects" and similar words and phrases are also intended to identify such forward-looking statements. Actual results could differ materially from those projected in


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the Company's forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, unanticipated technological difficulties; the volatile and competitive environment for Internet telephony and telecommunications; changes in domestic and foreign economic, market, and regulatory conditions; the inherent uncertainty of financial estimates and projections; uncertainty inherent in litigation; the creditworthiness of our customers; future transactions; and other considerations described as "Risk Factors" in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and in other filings by the Company with the SEC. All such forward-looking statements are current only as of the date on which such statements were made. ITXC does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

 ITXC and ITXC.net are registered trademarks of ITXC Corp.

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                          ITXC CORP. OPERATING RESULTS
                 Condensed Consolidated Statement of Operations
                                    Unaudited

                                                       Three Months ended
                                                          September 30,
                                                       2002             2001
                                                  ------------------------------
Total revenue                                     $70,137,146       $46,467,479
Costs and expenses:
Data communications and telecommunications         62,495,183        40,201,299
Network operations                                  2,112,529         2,250,700
                                                  -----------       -----------
  Gross profit                                      5,529,434         4,015,480
Selling, general and administrative                 7,965,521        10,516,936
Depreciation                                        6,551,898         5,149,469
                                                  -----------       -----------
  Total operating costs and expenses               14,517,419        15,666,405

Interest income, net                                  624,061         1,904,276
Amortization                                          128,020           347,823
Impairment of assets                                       --         5,715,027
Restructuring charges                                 134,285         3,442,747
Non-cash employee compensation                             --         1,005,208
Tax expense                                           150,500                --
                                                  -----------       -----------
Net loss                                          $(8,776,729)     $(20,257,454)
                                                  ===========     ==============

Basic and diluted net loss per share              $    (0.19)      $      (0.45)
                                                  ===========     ==============

Weighted average shares used in computation
    of basic and diluted net loss per share        46,342,092        45,485,413

Notes:
Gross profit figures exclude cost of service related depreciation and amortization, and non-cash employee compensation.

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                          ITXC CORP. OPERATING RESULTS
                 Condensed Consolidated Statement of Operations
                                    Unaudited

                                                       Nine Months ended
                                                         September 30,
                                                   2002                 2001
                                               ---------------------------------
Total revenue                                  $ 193,846,103      $ 121,411,054
Costs and expenses:
Data communications and telecommunications       167,407,742        106,260,689
Network operations                                 6,000,722          6,660,826
                                                ------------      -------------
  Gross profit                                    20,437,639          8,489,539
Selling, general and administrative               22,047,292         36,734,110
Depreciation                                      18,471,555         14,645,184
                                                ------------      -------------
  Total operating costs and expenses              40,518,847         51,379,294

Interest income, net                               2,188,465          7,049,409
Amortization                                         230,726         13,727,917
Impairment of assets                                      --        113,737,278
Loss associated with investments                          --            250,000
Restructuring charges                              1,364,372          3,442,747
Non-cash employee compensation                     1,394,722          2,757,840
Tax expense                                          150,500                 --
                                                ------------      -------------
Net loss                                        $(21,033,063)     $(169,756,128)
                                                ============      =============

Basic and diluted net loss per share            $      (0.46)     $       (3.75)
                                                ============      =============

Weighted average shares used in computation
  of basic and diluted net loss per share         46,132,608         45,298,420



Notes:
Gross profit figures exclude cost of service related depreciation and amortization, and non-cash employee compensation.

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                                   ITXC CORP.
                      Condensed Consolidated Balance Sheet


                                                                              September 30         December 30,
                                                                                  2002                2001
                                                                              (Unaudited)
                                                                          ------------------------------------------

Cash and cash equivalents                                                    $ 23,488,049         $ 53,193,357
Marketable securities                                                          90,214,208           94,361,251
Accounts receivable, net                                                       26,389,919           21,189,007
Prepaid expenses and other current assets                                       4,453,991            2,875,980
                                                                             ------------         ------------
  Total current assets                                                        144,546,167          171,619,595

Property and equipment, net                                                    42,203,516           42,359,300
Intangible assets, net                                                         10,724,241              101,648
Other assets                                                                    1,411,721            1,300,700
                                                                             ------------         ------------
   Total assets                                                              $198,885,645         $215,381,243
                                                                             ============         ============


Accounts payable and accrued liabilities                                     $ 31,069,971         $ 27,579,480
Other liabilities                                                                 566,432              734,365
Equipment note payable                                                                  -            1,196,660
Current portion of capital lease obligations                                    2,675,167            3,290,981
                                                                             ------------         ------------
  Total current liabilities                                                    34,311,570           32,801,486

Capital lease obligation, less current portion                                    503,824            1,976,676

Common stock                                                                       46,656               45,726
Additional paid in capital                                                    459,826,390          456,216,326
Deferred employee compensation                                                          -           (1,394,722)
Accumulated other comprehensive income                                            154,871              660,354
Accumulated deficit                                                          (295,957,666)        (274,924,603)
                                                                             ------------         ------------
  Total stockholders' equity                                                  164,070,251          180,603,081

Total liabilities and stockholders' equity                                   $198,885,645         $215,381,243
                                                                             ============         ============
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